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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of Form S-3 of our report dated February 17, 1994, which appears on page 36 of the 1993 Annual Report to Stockholders of E. I. du Pont de Nemours and Company, which is incorporated by reference in E. I. du Pont de Nemours and Company's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 19 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE

Thirty South Seventeenth Street
Philadelphia, PA 19103
April 27, 1994